Exhibit 99.1

SharpLink Appoints Joseph Chalom as Sole CEO and Member of the Board; Rob Phythian Steps Down Following Company’s Planned Transition

Minneapolis, MN – December 17, 2025 — SharpLink Gaming, Inc. (Nasdaq: SBET) (“SharpLink” or the “Company”), one of the world’s largest corporate holders of Ether (“ETH”) and prominent industry advocate of Ethereum adoption, today announced that effective December 15, 2025 its Board of Directors has appointed Joseph Chalom as sole Chief Executive Officer and elected him to the Board. Rob Phythian has stepped down from his roles as Co-Chief Executive Officer and Director, marking the completion of the Company’s planned senior leadership transition following its strategic expansion as an Ethereum treasury company.

Since formally launching its ETH treasury business on June 2, 2025, SharpLink has executed a rapid strategic initiative focused on building the leading institutional-grade ETH treasury platform. Key milestones include:

●	Doubled ETH concentration: Accumulated 863,424 ETH[1] through disciplined execution, reflected in a more than 2x increase in ETH-per-share;
●	Enhanced staking productivity: Staked nearly 100% of its ETH and earned 9,241 ETH[2] in staking rewards;
●	Expanded institutional ownership: Expanded engagement with top financial firms, reflected in institutional ownership increasing from low single digits to over 30% as of Q3 2025; and
●	Built best-in-class operating platform: Onboarded expert team to manage treasury, investment and risk capabilities, reducing reliance on outsourced execution.

These accomplishments, achieved in just over six months, have fundamentally positioned SharpLink for long-term growth and enduring shareholder value creation.

Joseph Lubin, SharpLink Chairman of the Board, Founder and CEO of Consensys and Co-Founder of Ethereum, commented, “On behalf of the Board, I want to thank Rob for his leadership and for helping guide SharpLink through a pivotal transition. With Joseph assuming full CEO responsibilities, we are focused on deepening ecosystem partnerships and staking operations and continuing to build long-term value for shareholders with our institutional-grade ETH treasury platform.”

Phythian stated, “It has been an honor to help build SharpLink and support the team through this transformational period. I’m proud of what the Company has accomplished, and I wish Joseph and the broader SharpLink team continued success as the Company scales its ETH treasury strategy.”

Chalom added, “I appreciate Rob’s support during this important chapter,” said Chalom. “Our focus is clear: continue building the most trusted and productive Ethereum treasury platform and create long-term value for shareholders. I’m excited about the Ethereum opportunity ahead.”

1 As of December 14, 2025, total ETH holdings were comprised of 639,241 native ETH and 224,183 ETH as-if redeemed from LsETH.

2 As of December 14, 2025, total ETH rewards were comprised of 3,350 from native ETH and 5,891 ETH as-if redeemed from LsETH.

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About SharpLink Gaming, Inc.

SharpLink Gaming, Inc. (Nasdaq: SBET) is one of the world’s largest publicly traded companies to adopt ETH as its primary treasury reserve asset – a move that aligns the Company with the future of digital capital and gives investors direct exposure to Ethereum, the world’s leading smart-contract platform and second largest digital asset. Learn more at www.sharplink.com.

Forward-Looking Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and these forward-looking statements are subject to various risks and uncertainties. Such statements include, but are not limited to, goals and expectations regarding the Company’s strategy and other statements accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to repurchase shares of SharpLink’s common stock, if any, in the open market through its stock repurchase program, potential use of the Company’s ATM facility, the Company’s ability to achieve profitable operations, fluctuations in the market price of ETH that will impact the Company’s accounting and financial reporting (see accounting rules discussed below), government regulation of cryptocurrencies and online betting, changes in securities laws or regulations, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company, changes in applicable laws or regulations, and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the SEC. Under U.S. generally accepted accounting principles, entities are generally required to measure certain digital intangible assets at fair value, with changes reflected in net income each reporting period. Changes in the fair value of crypto assets could result in significant fluctuations to the balance sheet and income statement results. Additionally, for other certain types of crypto assets, the Company uses the historical costs less impairment model. This model may require the Company to record an associated impairment charge reflected in net income as a result of a decrease in the market price of ETH below the cost value at which the Company’s ETH is carried on its balance sheet. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company does not undertake any responsibility to update the forward-looking statements in this press release.

CONTACT:

SharpLink’s Investor Relations Contact:

Sean Mansouri, CFA or Aaron D’Souza | Elevate IR

Phone: (720) 330-2829

Email: ir@sharplink.com

SharpLink’s Media Contact:

Email: media@sharplink.com

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